Exhibit 10.38

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of October 1, 2003, between Rotunda Partners II, a California limited liability company (“Landlord”), and Scientific Learning Corporation, a Delaware corporation (“Tenant”).

RECITALS

Whereas, Landlord and Tenant entered into a lease dated March 21, 2000 (the “Original Lease”), in which Landlord leased to Tenant, and Tenant leased from Landlord premises located in 300 Frank H. Ogawa Plaza, Oakland, CA (the “Building”) consisting of approximately 69,483 rentable square feet as described in the Lease (the “Original Leased Premises”).

Whereas, The parties wish to terminate the Original Lease subject to the terms and conditions contained in this Agreement and to concurrently enter into a new lease for different space in the Building (the “New Lease”).

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Termination of Original Lease. The Original Lease shall terminate effective as of September 30, 2003 (the “Termination Date”).

        2. Termination Fee. Tenant shall pay to Landlord, the amount of $2,200,000 (the “Termination Fee”), by separate checks, in monthly installments of $146,666.67, commencing on October 1, 2003, and continuing on the first of each month until paid in full. The Termination Fee shall be used by Landlord to reimburse Landlord for commissions and tenant-improvement expenses relating to Tenant’s initial build-out under the Original Lease (prior to Tenant’s original occupancy of the Original Leased Premises in March 2001) of that portion of the Original Leased Premises which Tenant is vacating in accordance with this Agreement, and also to pay for commissions and tenant improvements expenses in connection with re-leasing that portion of the original Premises that the Tenant is vacating in accordance with this Agreement.

        3. Release. Tenant and Landlord each acknowledge to the other that upon full compliance with the terms of this Agreement, Landlord and Tenant shall each have fully performed all of their respective obligations under the Original Lease.

        4. Vacation of Original Premises. On or before the Termination Date, Tenant shall vacate the Original Leased Premises and surrender control and possession of the Original Premises to Landlord in its then current condition, with the understanding that Tenant may remove from the Original Premises any cubicles or other furniture that it reasonably wishes to use in the sixth and seventh (penthouse) floor spaces that it will be occupying in the Building, and Landlord shall be entitled to retain any furniture left in the Original Premises following the Termination Date.

        5. No Consent Required. Landlord represents and warrants to Tenant that Landlord has the full right, legal power and actual authority to enter into this Agreement and to terminate the Original Lease, and has obtained the consent of any and all persons, firms or entities, including Landlord’s lenders and equity partners, as is required to enter into this Agreement and to terminate the Original Lease. Notwithstanding the termination of the Original Lease and the release of liability contained herein, the representations and warranties set forth in this paragraph shall survive the Termination Date and Landlord shall be liable to Tenant for any inaccuracy or any breach thereof.

        6. Miscellaneous.

(a) Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and on advice of counsel they have freely and voluntarily entered into this Agreement.

(b) Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

(c) Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f) Additional Documents. Each of the parties hereto specifically agree to execute such other and further instruments and documents, as may be reasonably required to effectuate the terms, conditions and objectives of this Agreement.

(g) Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior agreements, understandings, discussions, statements and negotiations of the parties relating to the subject matter herein contained.

(h) Authority. Each party signing this Agreement represents and warrants that each person signing on such party’s behalf is authorized to execute and deliver this Agreement, and that this Agreement will thereby become binding upon Landlord and Tenant, respectively.

(i) Forwarding Address. All notices to Tenant shall hereafter be deemed to be delivered to Tenant if sent to Tenant at the following address:

300 Frank H. Ogawa Plaza, 6th floor Oakland, CA 94612 Attn: General Counsel

(j) Cross-Default. The parties acknowledge that a default in the payment of the Termination Fee which remains uncured ten (10) days following Tenant’s receipt of Landlord’s notice of non-payment, shall constitute a default under Article 12 of the Lease, and shall entitle Landlord to exercise any and all remedies available to it under such Article.

(k) Late Fees. The amounts due under Section 2 of this Agreement shall be subject to the Late Fee provisions of Section 3.4 of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Termination Agreement as of the date first written above.

Dated: October 7, 2003	LANDLORD: ROTUNDA PARTNERS II, a California Limited Liability Company By: /s/ Mark A. Moss —————————————— Mark A. Moss Managing Member

Dated: October 7, 2003	TENANT: SCIENTIFIC LEARNING CORPORATION, a Delaware corporation By: /s/ Robert C. Bowen —————————————— Robert C. Bowen CEO